Exhibit 23


May 5, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Hannaford Bros. Co.
     Registrations on Form S-8

We are aware that our report dated April 21, 1999 on our review of interim financial information of Hannaford Bros. Co. and Subsidiaries as of April 3, 1999 and for the three month periods ended April 3, 1999 and April 4, 1998, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (Numbers 2-77902, 2-98387, 33-1281, 33-22666, 33-31624, 33-41273, 33-60119, 33-60655, 33-60691, 333-41381 and
333-53109). Pursuant to rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



s/PricewaterhouseCoopers L.L.P.

Portland, Maine